Corporate Resolution

Aquila Three Peaks Opportunity Growth Fund

Be it known that the following corporate resolution is in full force and effect:

WHEREAS The Board of Trustees of the Fund adopted the following resolutions on motion duly made, seconded and carried unanimously at the Fund’s Board of Trustees’ Meetings held on June 12, 2011;

NOW, THEREFORE, BE IT RESOLVED, that the proposed fidelity bond with ICI Mutual Insurance Company be and it hereby is approved, as a joint insured bond including the respective Fund and related entities, and

RESOLVED, that there is hereby authorized an annual premium (with premium tax), a reserve premium, and a commitment to ICI Mutual Insurance Company, and

RESOLVED, that allocation of the annual premium and premium tax shall be in accordance with an Agreement Among Insureds to be executed by the respective Fund as an additional party, and

RESOLVED, that the Secretary and the Assistant Secretary are hereby authorized to make any required filings with the Securities and Exchange Commission pursuant to Rule 17g-1 under the Investment Company Act of 1940.

Sealed this 22nd day of August 2011.	/s/ John M. Herndon
John M. Herndon Assistant Secretary The Aquila Group of Funds®